UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 19, 2008

NEXCEN BRANDS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

 (State or Other Jurisdiction of Incorporation)

000-27707	20-2783217
(Commission File Number)	(IRS Employer Identification No.)

1330 Avenue of the Americas, 34th Floor, New York, NY	10019-5400
(Address of Principal Executive Offices)	(Zip Code)

(212) 277-1100

 (Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

As previously disclosed in a Current Report on Form 8-K filed on May 19, 2008, NexCen Brands, Inc. (the "Company") anticipated that, based on preliminary projections as of that date, it could face a cash shortfall in mid-to-late June 2008 and again in August 2008 absent enhancements to its liquidity, including changes to the frequency of cash disbursements from lockbox accounts under its bank borrowing facility. Since that time, the Company has been in active in discussions with BTMU Capital Corporation, its lender, regarding possible amendments to the bank borrowing facility.

These discussions have resulted in a letter agreement dated June 19, 2008 (the "Letter Agreement") among BTMU Capital Corporation ("BTMUCC"), the Company, NexCen Holding Corporation (f/k/a NexCen Acquisition Corp.) (the "Issuer," which is a wholly-owned subsidiary of the Company), and the other subsidiaries of the Issuer that are parties to the bank borrowing agreements and hold substantially all of the Company’s intellectual property assets (other than those associated with its Shoebox New York business). The Letter Agreement provides the Company with limited forbearance and near-term access to certain additional cash from its lockbox accounts while the Company continues discussions with BTMUCC regarding a comprehensive restructuring of the terms of its bank borrowing facility. The potential restructuring currently under discussion would include, among other things, relief from the accelerated principal repayment obligation that the Company faces in October 2008, which is described in the Company’s Current Report on Form 8-K filed on May 19, 2008.

The specific modifications provided for in the Letter Agreement include the following:

•
So long as no Default or Event of Default exists (other than those alleged in the Letter Agreement), the Issuer and its subsidiaries may distribute certain cash to the Company for use in the ordinary course of business to support the operations of the Issuer and its subsidiaries.

•
Monthly (rather than quarterly) reporting will be provided to BTMUCC, and the Company will be permitted to receive certain cash distributions from the lockbox accounts on a monthly (rather than quarterly) basis, following delivery of the required reports. These distributions are subject to a quarterly true-up.

•	Approximately $400,000 currently in the Issuer's bank account and subject to restricted use will be released and be available to fund the Company’s ordinary course business operations.

•	Additional weekly and bi-weekly reports and calls regarding cash flows, cost reductions, potential asset sales and other business matters also will be required.

In the Letter Agreement, BTMUCC alleges that certain Defaults and Events of Default (as defined in the existing funding and security agreements, as amended) have occurred that would allow it to accelerate the Company’s payment and other obligations. The Issuer and its subsidiaries have not agreed that any of the alleged defaults constitute Events of Default. The alleged defaults identified in the Letter Agreement relate to: non-payment by Designer License Holdings, LLC ("DLH") of its minimum guaranteed license payments under its existing license agreement during 2008, delivery to BTMUCC of financial statements that BTMUCC contends are not accurate, and failure to deliver to BTMUCC certain reports required under the terms of the borrowing facility documents.

DLH holds the license for men’s and women’s jeanswear and other denim-related products using the Bill Blass name and marks owned by certain of the Company's subsidiaries. An affiliate of DLH owns a minority interest in the Company’s Bill Blass business. The license agreement provides for payment of quarterly minimum royalties of $1.25 million on each January 1, April 1, July 1 and October 1. If these payments are not made, subject to specified notice and cure provisions, there is a default under the license agreement and it becomes terminable. DLH has not made the quarterly payments for the first two quarters of 2008. It also has not made required advertising contribution payments that the Company estimates to be approximately $320,000 through March 31, 2008. The Company is in discussions with DLH regarding the payments and other aspects of the license agreement. If the Company were to terminate the license following a default, among other rights, it would be entitled to collect $2.5 million under a letter of credit that is in place to collateralize DLH’s obligations under the license agreement and to seek damages for unpaid past due amounts. In addition, the minority interest in the Bill Blass business held by a DLH affiliate has been pledged as additional collateral for DLH’s obligations under the license agreement. The Company cannot predict the outcome of its discussions with DLH.

BTMUCC has not waived any of its rights with respect to the alleged defaults. The Letter Agreement will continue in effect, and the Company and its subsidiaries will have the right to gain access to and use of certain additional cash in accordance with the terms thereof, until the earlier of (i) July 17, 2008 and (ii) the occurrence of any Default or Event of Default other than the alleged defaults specified in the Letter Agreement.

The Company is working to reach agreement with BTMUCC on a comprehensive restructuring of the borrowing facility on or before July 17, 2008. No such agreement has yet been reached, and there can be no assurance that any agreement will be reached and approved by the parties by July 17, 2008, or at all, on terms that will provide the Company with the additional liquidity it needs to operate its business.

The foregoing summary of the terms and conditions of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement attached as Exhibit 10.1 hereto, and which is incorporated herein by reference. A copy of the press release announcing the Letter Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or An Obligation under an Off-Balance Sheet Arrangement.

See the discussion under Item 1.01 above regarding alleged Events of Default under the Company’s bank borrowing agreements and the forbearance provided by the Company’s lender under the Letter Agreement.

Item 8.01	Other Events

As previously announced, the Company has engaged N M Rothschild & Sons Limited to advise it in exploring strategic alternatives, including the possible sale of one or more of its businesses. While the Company continues to review a wide range of options that may be available to enhance its liquidity, it is currently focusing its efforts on restructuring its borrowing facility with BTMUCC, reducing operating expenses, and exploring the possible sale of its Bill Blass and Waverly brands. If the Company were to sell these brands, it expects that it would focus its continuing business on franchise operations. The Company has received numerous expressions of interest in both the Bill Blass and Waverly brands from domestic and international strategic and financial buyers and is working with Rothschild to evaluate possible transactions. No decision has been made to sell any particular business, and there can be no assurance that any sale will be completed.

Also, since the Company announced a staffing reduction on May 30, 2008 at its New York headquarters, the Company has also reduced its staffing in its Norcross, Georgia operations. As a result of these additional changes, the Company has eliminated approximately 8.0% of its Georgia-based workforce. These new reductions in payroll are expected to reduce cash outlays by approximately $600,000 on an annualized basis, and additional expense savings are anticipated.

As part of the lockbox accounts under the Company's bank borrowing facility requirements, subsidiaries of the Company entered into customary deposit control agreements with its principal commercial bank, Bank of America. Following the Company's announcement in May of potential cash short-falls, Bank of America advised the Company that it would terminate the deposit agreements and other treasury management services that it provides to the Company as of July 9, 2008. The Company has been in active discussions with Bank of America to maintain the deposit control agreements. If the Company is required to transition the deposit accounts to another commercial bank, it would cause significant disruptions to the Company's operations and potential disruptions to its bank borrowing facility, which may result in defaults or an Event of Default under the existing funding and security agreements.

This Current Report on Form 8-K contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include those regarding expected cost savings, expectations for the future performance of our brands or expectations regarding the impact of recent developments on our business. When used herein, the words "anticipate," "believe," "estimate," "intend," "may," "will," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) we may not be able to restructure our existing bank borrowing facility to provide our business with needed liquidity, (2) other potential alternatives to seek additional liquidity, such as selling one or more of our businesses, may not be successful or may not generate sufficient proceeds to meet our liquidity needs, including our debt service obligations, (3) the businesses that we have acquired may not be successful, may involve unanticipated costs or difficulties or delays in being integrated with our existing operations, or may disrupt our existing operations, (4) we may not be successful in operating or expanding our brands or integrating our acquisitions into our overall business strategy, (5) any failure to meet our debt obligations would adversely affect our business and financial conditions, and our need for additional near-term liquidity could result in a sale of one or more of our businesses at less than an optimal price or an inability to continue to operate one or more of our businesses, (6) our marketing, licensing and franchising concepts and programs may not result in increased revenues, expansion of our franchise network or increased value for our trademarks and franchised brands, (7) we depend on the success of our licensees and franchisees for future growth, (8) our near-term liquidity needs and the impact of our failure to file our required periodic reports on a timely basis may adversely affect our ability to retain existing, or attract new, employees, franchisees, and licenses, (9) our near term liquidity needs may be higher or lower than our current expectations and (10) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Letter Agreement dated June 19, 2008 with BTMU Capital Corporation

99.1	Press release dated June 20, 2008

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on June 20, 2008.

NEXCEN BRANDS, INC.

/s/ Kenneth J. Hall
By: Kenneth J. Hall
Its: Executive Vice President, Chief Financial Officer and Treasurer